Filed Pursuant To Rule 433, Registration No. 333-195039

Dated Monday, June 16, 2014

POWERNOTES Issued by CATERPILLAR FINANCIAL SERVICES CORPORATION.

For the Period: 6/16/2014 to 6/23/2014

Coupon	Interest	Maturity	Callable	Survivor's Option	Price	CUSIP
2.600%	Semi-Annual(†††)	6/15/2021	No	Yes §	100.00	14912HRE2
3.200%	Semi-Annual(†††)	6/15/2026	No	Yes §	100.00	14912HRF9

Expected Trade Date - Monday, June 23, 2014

Expected Settlement Date - Thursday, June 26, 2014

(†††)	First Payment date 12/15/2014

§ The limit for any individual deceased owner or beneficial interest is $200,000 per calendar year. Limit in aggregate per calendar year is 1% of outstanding principal amount of PowerNotes as of the end of the most recent fiscal year. For complete details, see the prospectus.

Caterpillar Financial Services Corporation has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents Caterpillar Financial Services Corporation has filed with the SEC for more complete information about Caterpillar Financial Services Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Caterpillar Financial Services Corporation, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 289-6689.

Supplemental United States Federal Income Tax Considerations: Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences— Non-United States Holders— Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to July 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

All offerings are subject to prior sale.

Under no circumstances shall this information constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.